Exhibit 99.1

PRESS RELEASE

GS FINANCIAL CORP. DECLARES DIVIDEND

Metairie, Louisiana, January 19, 2011 – Albert J. Zahn, Jr., Chairman of the Board of Directors of GS Financial Corp. (Nasdaq: GSLA), the holding company for Guaranty Savings Bank, announced that the Board of Directors, at its meeting on January 18, 2011, declared a quarterly cash dividend of $.10 per share.  The dividend is payable to shareholders of record as of January 31, 2011 and will be paid on February 15, 2011.

GS Financial Corp. provides community banking services through its wholly-owned subsidiary, Guaranty Savings Bank, a federally chartered savings association, in the metropolitan New Orleans area.

Contact:  Stephen E. Wessel or Lettie Moll
(504) 457-6220